                                                                    EXHIBIT 2(d)

                                                                  CONFORMED COPY


                            SUPPLEMENTAL AGREEMENT


                            DATED 12th March, 1999

                                 relating to a

                             (pound)2,600,000,000
                          REVOLVING CREDIT AGREEMENT
                             dated 24th June, 1996

                                      for

                              SCOTTISH POWER PLC


                                     with


                        THE ROYAL BANK OF SCOTLAND PLC
                                   as Agent


                                 ALLEN & OVERY
                                     London

                                      INDEX

Clause                                                                      Page

1.     Interpretation .......................................................  1
2.     Conditions precedent .................................................  2
3.     Amendments to the Credit Agreement ...................................  2
4.     Approval .............................................................  9
5.     Representations and warranties .......................................  9
6.     Expenses .............................................................  9
7.     Fees .................................................................  9
8.     Miscellaneous ........................................................ 10
9.     Governing law ........................................................ 10

Schedule

1.     Part 1 - Conditions precedent to the Approval Date ................... 11
       Part 2 - Conditions precedent to be provided in respect of Holdco on the Guarantee Date ................................................ 13
2.     Calculation of the Mandatory Cost .................................... 14
3.     Form of Guarantee .................................................... 16

Signatories ................................................................. 31

THIS SUPPLEMENTAL AGREEMENT is dated 12th March, 1999 and made between:-

(1)   SCOTTISH POWER PLC (to be renamed "Scottish Power UK plc" on the Scheme
      Date) (Registered No: SC11712OP) (the "Company"); and

(2) THE ROYAL BANK OF SCOTLAND PLC as agent acting on behalf of the Finance Parties (as defined in the Credit Agreement referred to below) (the "Agent").

BACKGROUND:-

(A) This Supplemental Agreement is supplemental to a credit agreement dated 24th June, 1996 as amended by a letter dated 29th January, 1998, between, amongst others, the Company and the Agent (the "Credit Agreement") whereby the Banks (as defined therein) agreed to provide a loan facility of up to (pound)2,600,000,000 to the Company.

(B) The Majority Banks have approved the terms of this Supplemental Agreement and provided their consent to the Agent to enter into this Supplemental Agreement on their behalf.

(C) The parties to this Supplemental Agreement have agreed to amend the Credit Agreement on the terms set out below in accordance with clause 23 (Amendments and waivers) of the Credit Agreement.

IT IS AGREED as follows:-

1.    INTERPRETATION

1.1   Definitions

      In this Supplemental Agreement, unless the contrary intention appears, a term or expression defined in the Credit Agreement has the same meaning in this Supplemental Agreement and in addition:

      "Approval Date"

      means the date upon which the Agent has issued the notification referred to in Clause 2 (Conditions precedent).

      "Guarantee"

      means a guarantee executed or to be executed by Holdco in favour of the Agent on behalf of the Finance Parties substantially in the form of
      Schedule 3.

      "Guarantee Date"

      means the date (falling on or after the Scheme Date) upon which Holdco gives any guarantee, Security Interest, indemnity or enters into any other similar arrangement in respect of any of the obligations of any of its Subsidiaries in the Ring Fenced Group.

      "Holdco"

      means New Scottish Power plc (to be renamed "Scottish Power plc" on the Scheme Date) (Registered No. SC193794) which shall, following the Scheme Date, be the Holding Company of the Company.

      "Holdco Group"

      means at any time Holdco and its Subsidiaries at that time.

      "Obligor"

      means the Company and, on or after the Guarantee Date, the Company or Holdco.

      "Ring Fenced Group"

      means Holdco and any Affiliate of Holdco that is not also a member of the Group.

      "Scheme"

      means the proposed scheme of arrangement pursuant to which (amongst other things) the Company will become a Subsidiary of Holdco.

      "Scheme Date"

      means the date on which the Scheme becomes effective.

1.2   Construction

(a) In this Supplemental Agreement, unless the contrary intention appears, the provisions of clause 1.2 (Construction) of the Credit Agreement will apply with all necessary modifications as if they were set out in full.

(b) References in the Credit Agreement to "this Agreement", "hereof", "hereunder" and expressions of similar import shall be deemed to be references to the Credit Agreement (as amended by this Supplemental Agreement) and to this Supplemental Agreement.

2.    CONDITIONS PRECEDENT

      The approval of the Scheme set out in Clause 4 (Approval) is subject to receipt by the Agent of all the documents and other matters set out in
      Part 1 of Schedule 1 in form and substance satisfactory to it and the Agent shall notify the Company and the Banks when it has received those documents and other matters.

3.    AMENDMENTS TO THE CREDIT AGREEMENT

3.1   Amendments

      With effect on and from the date of this Supplemental Agreement the Credit Agreement shall be amended by:

      (a)   in clause 1.1 (Definitions):

            (i)   inserting the following definitions in alphabetical order:

                  (A)   ""Consolidated EBITDA"

                        means in respect of any financial year of the Group, the consolidated profits of the Group before:

                        (i)   Net Interest Payable;

                        (ii)  tax;

                        (iii) depreciation;

                        (iv) amortisation (including, for the avoidance of doubt, of goodwill); and

                        (v)   extraordinary and exceptional items,

                        but adjusted by deducting any amount attributable to minority interests.";

                  (B)   ""Guarantee"

                        means a guarantee executed or to be executed by Holdco substantially in the form of Schedule 3 to the Supplemental Agreement.";

                  (C)   ""Guarantee Date"

                        means the date (falling on or after the Scheme Date) upon which Holdco guarantees any of the obligations of any of its Subsidiaries in the Ring Fenced Group";

                  (D)   ""Holdco"

                        means New Scottish Power plc (to be renamed "Scottish Power plc" on the Scheme Date) (Registered No.
                        SC193794) which shall, following the Scheme Date, be the Holding Company of the Company";

                  (E)   ""Holdco Group"

                        means at any time Holdco and its Subsidiaries at that time";

                  (F)   ""Obligor"

                        means the Company and, on or after the Guarantee Date, the Company or Holdco.";

                  (G)   ""Relevant Group"

                        means:

                        (a)   in the case of the Company, the Group; or

                        (b)   in the case of Holdco, the Holdco Group;"

                  (H)   ""Ring Fenced Group"

                        means Holdco and any Affiliate of Holdco that is not also a member of the Group.";

                  (I)   ""Scheme"

                        means the scheme of arrangement pursuant to which (amongst other things) Holdco is to acquire all of the share capital of the Company.";

                  (J)   ""Scheme Date"

                        means the date on which the Scheme becomes effective.";

                  (K)   ""Supplemental Agreement"

                        means an agreement dated 12th March, 1999 between the Agent and the Company amending certain provisions of this Agreement.";

            (ii)  deleting:

                  (A)   the definition of "MLA Cost" and replacing it with:

                        ""Mandatory Cost"

                        means the cost imputed to the Banks of compliance with the regulations of the Bank of England and the Financial Services Authority or other reserve or mandatory liquid assets costs or special deposit costs during the Term of a Loan expressed as a rate per annum and determined in accordance with Schedule 3.

                  (B)   the definition of "Margin" and replacing it with:

                        "Margin"

                        means on and from the date of the Supplemental Agreement, 0.45 per cent. per annum.";

            (iii) inserting ", the Guarantee" in the definition of "Finance
                  Document" after the words "a Novation Certificate" and before the words "or any other document";

      (b) replacing each reference to "MLA Cost" in the Credit Agreement by a reference to "Mandatory Cost";

      (c) in clause 1.2(c)(i) (Construction), inserting "Consolidated EBITDA" after "Borrowings" in the first line;

      (d) inserting the following clause after clause 2.3 (Nature of a Finance Party's rights and obligations):

            "2.4  Change of currency

                  If a change in the currency of the United Kingdom occurs, this Agreement will be amended to the extent the Agent (acting reasonably and in consultation with the Company) specifies to be necessary to reflect the change in currency and to put the Banks in the same position, so far as possible, that they would have been in if no change in currency had occurred.";

      (e) deleting clause 5.2(e) (Completion of Requests) and replacing "; and" in clause 5.2(d) with a full stop;

      (f) deleting clause 8.2(a), (b) and (c) (Calculation of Margin), moving the existing clause 8.2(d) to be inserted as a clause 15.20 under the heading of "Certificates" and renumbering clauses 8.3 to 8.5 accordingly;

      (g) deleting clause 14.9 (Accounts) and inserting the following in its place:

            "14.9 Accounts

                  The audited consolidated accounts of the Relevant Group most recently delivered to the Agent (which in respect of the Company only, at the date of this Agreement, are the Original Group Accounts):

                  (a) have been prepared in accordance with accounting principles and practices generally accepted in the United Kingdom consistently applied; and

                  (b) fairly represent the consolidated financial condition of the Relevant Group as at the date to which they were drawn up.

      (h) deleting clause 15.2 (Financial information) and inserting the following in its place:

            "15.2 Financial information

                  The Company shall supply, and procure that Holdco will supply, to the Agent in sufficient copies for all the Banks:

                  (a) as soon as the same are available (and in any event within 180 days from the end of each of its financial years) the audited financial statements and the audited consolidated accounts of the Relevant Group for that financial year;

                  (b) as soon as the same are available (and in any event within 90 days of the end of the first half-year of each of its financial years) the unaudited consolidated accounts of the Relevant Group for that half-year;

                  (c) (in respect of the Company only), together with the accounts specified in:

                        (i) paragraph (a) above, a certificate signed by one of its senior officers on its behalf setting out in reasonable detail computations establishing compliance with Clause 15.16 (Financial covenants) as at the date to which those accounts were drawn up;

                        (ii) paragraph (b) above, a certificate signed by one of its senior officers on its behalf setting out in reasonable detail computations establishing compliance with Clause 15.16 (a) (Financial covenants) as at the date to which those accounts were drawn up; and

                  (d) as soon as the same are available (and in any event within 90 days from the end of the period for which they are produced) the quarterly unaudited consolidated accounts of the Relevant Group.

      (i) deleting clause 15.16(a) (Financial covenants) and inserting the following in its place:

            "The Company shall procure that, as at the last day of each period of twelve months ending on the last day of each financial year and each financial half-year of the Company, the ratio of Total Consolidated Net Borrowings to Consolidated EBITDA does not exceed 4.0:1.";

      (j) inserting the following clauses after clause 15.17 (Restriction on Borrowings of Subsidiaries):

            "15.18 Distributions

            (a) Subject to paragraph (b) and Clause 15.19(a) (Lending and guarantees) below, the Company shall not make any loans, provide any form of credit, or pay or make any dividends or distributions in respect of any class of equity or preference shares in cash or in kind (a "Distribution") to any member of the Ring Fenced Group.

            (b) Notwithstanding paragraph (a) above and subject to Clause 15.19(b) to (e) (inclusive) (Lending and guarantees) below, the Company may make the following Distributions to Holdco:

                  (i) prior to completion of the acquisition by Holdco of the shares in PacifiCorp (pursuant to the merger announced on 7th December, 1998), Distributions in an amount not exceeding the aggregate of:

                        (A) (pound)500,000,000 made on terms that the proceeds of any such Distribution may only be used by Holdco for the sole purposes of financing a share buy-back of its shares in an equivalent amount; and

                        (B) payment of any initial establishment expenses incurred by it in connection with its acquisition of the shares in PacifiCorp; and

                  (ii) in any six-month period Distributions in an aggregate amount not exceeding an amount equal to the consolidated post-taxation profits of the Company for that six month period and, after the Scheme Date, Distributions in an aggregate amount not exceeding an amount equal to the lower of:

                        (A) 100 per cent. of dividends on ordinary share capital made in respect of that six month period by Holdco to its shareholders; and

                        (B) the consolidated post-taxation profits of the Company for that six-month period.

            15.19 Lending and guarantees

                  The Company shall not, and shall procure that no member of the Group shall:

                  (a) subject to clause 15.18(b) (Distributions), make any loans or provide any form of credit to members of the Ring Fenced Group;

                  (b) give any guarantee or indemnity to or for the benefit of members of the Ring Fenced Group or for the benefit of any person in respect of any obligation or enter into any document under which any member of the Group assumes the liability of members of the Ring Fenced Group;

                  (c) either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of all or any part of its assets to members of the Ring Fenced Group;

                  (d) create or permit to subsist any Security Interest on any of its assets in respect of any indebtedness owed by members of the Ring Fenced Group;

                  (e) enter into any agreement with members of the Ring Fenced Group unless it is on arm's length terms in the ordinary course of business.";

      (k) in clause 16.1 (Events of Default), deleting "16.16 (Change of control of Target and Appointee)" and inserting "16.18 (Enforceability)" in its place;

      (l) deleting all references to "the Company" in clauses 16.2 (Non-payment) to 16.14(a) (Revocation and Modification of Licences or Appointment etc.) and 16.15 (Cessation of business) (inclusive) and replacing them with references to "an Obligor";

      (m) deleting clause 16.16 (Change of control of Target and Appointee) and inserting the following in its place:

            "16.16 Change of control of Target, Appointee or the Company

            (a)   The Target is not or ceases to be a Subsidiary of the Company;
                  or

            (b) the Appointee is not or at any time ceases to be a wholly owned Subsidiary of the Target; or

            (c) at any time after the Scheme Date, the Company ceases to be a Subsidiary of Holdco";

      (n) inserting the following new clauses and renumbering the existing clause 16.17 to 16.19:

            "16.17 Guarantee

            On the Guarantee Date, Holdco does not execute the Guarantee or the documents set out in part 2 of schedule 1 of the Supplemental Agreement are either not provided or are not in form or substance satisfactory to the Agent (acting reasonably) on the Guarantee Date";

            "16.18 Enforceability

            On or after the Guarantee Date the Guarantee is not, or is alleged by Holdco not to be, binding on or enforceable against Holdco";

      (o) deleting all references to "16.16 (Change of control of Target and Appointee)" and replacing them with:

            "16.16 (Change of control of Target, Appointee or the Company)";

      (p) replacing all references to "Clause 16.17 (Acceleration)" with references to "Clause 16.19 (Acceleration)";

      (q)   in clause 18.2(a) (Commitment fee):

            (i) deleting the words "the lower of (a) 0.125 per cent. per annum and (b) one half of the applicable Margin from time to time," and inserting "0.20 per cent. per annum" in its place; and

            (ii) deleting "this Agreement" (in the last line) and inserting "the Supplemental Agreement" in its place;

      (r) in the last line of clause 21.2(c) (Other indemnities) deleting "Clause 8.4" and replacing it with "Clause 8.3"; and

      (s) replacing schedule 3 to the Credit Agreement with Schedule 2 to this Supplemental Agreement.

3.2   Commitments

      On the date of this Supplemental Agreement:

      (a)   the Total Commitments shall be reduced to (pound)2,000,000,000;

      (b)   the Commitment of each Bank shall be reduced proportionately; and

      (c) as a result of the amendments in sub paragraphs (a) and (b) above, the automatic reduction of the Total Commitments contemplated by clause 7.2 (Interim reduction) of the Credit Agreement shall be deemed to have occurred.

4.    APPROVAL

      On and from the Approval Date, the Agent on behalf of the Majority Banks confirms that for the purposes of clause 16.8 (Compositions etc.) of the Credit Agreement the Majority Banks have approved the Scheme.

5.    REPRESENTATIONS AND WARRANTIES

      The Company makes the representations and warranties set out in clauses
      14.2 (Status) to 14.10 (Litigation) of the Credit Agreement to the Finance Parties on the date of this Supplemental Agreement, the Approval Date and on the Guarantee Date.

6.    EXPENSES

      The Company shall forthwith on demand pay to the Agent the amount of all reasonable and proper out-of-pocket costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation, printing and execution of this Supplemental Agreement.

7.    FEES

7.1   Amendment fee

      The Company shall pay to the Agent an amendment fee of (pound)1,500,000 (which is equal to 0.075 per cent. of the Total Commitments as reduced by this Supplemental Agreement) on the date of this Supplemental Agreement which the Agent shall distribute to the Banks in the manner agreed between the Agent and the Banks.

7.2   Additional amendment fee

      The Company shall pay to the Agent for the account of each Bank which has provided approval in writing to the Agent of the amendments set out in the letter from the Company to the Agent dated 5th February, 1999 by 3.00 p.m. on 25th February, 1999, a further fee in an amount equal to 0.025 per cent. of that Bank's Commitment (as reduced by this Supplemental Agreement). Such fee shall be payable on the date of this Supplemental Agreement.

7.3   Arrangement fee

      The Company shall pay to the Agent, on the date of this Supplemental Agreement, an additional fee for arranging the amendments contemplated by this Supplemental Agreement in the amount set out in a letter between the Company and the Agent dated on or about the date of this Supplemental Agreement.

7.4   VAT

      Any fee referred to in this Clause 7 is exclusive of any value added tax or any other tax which might be chargeable in connection with that fee. If any value added tax or other tax is so chargeable, it shall be paid by the Company at the same time as it pays the relevant fee.

8.    MISCELLANEOUS

(a) The provisions of clauses 9 (Payments), 10 (Taxes), 20 (Stamp duties) and 28 (Severability) to 32 (Jurisdiction) (both inclusive) of the Credit Agreement shall apply to this Supplemental Agreement as if set out in this Supplemental Agreement, but as if references in those clauses to the Credit Agreement were references to this Supplemental Agreement.

(b)   This Supplemental Agreement is a Finance Document.

(c) Except insofar as amended or supplemented by this Supplemental Agreement, the Credit Agreement will remain in full force and effect.

9.    GOVERNING LAW

      This Supplemental Agreement is governed by English law.

This Supplemental Agreement has been entered into on the date stated at the beginning of this Supplemental Agreement.

                                   SCHEDULE 1

                                     PART 1

                    CONDITIONS PRECEDENT TO THE APPROVAL DATE

Authorisations

1.    Certificates signed by an authorised signatory of the Company certifying:

      (a) that there has been no change to its memorandum and articles of association, certificate of incorporation and certificate of incorporation on change of name (if any) since the date these documents were delivered in accordance with clause 4.1 (Documentary conditions precedent) of the Credit Agreement, or if there has been any change, giving details of the same;

      (b)   the specimen signatures of its authorised signatories; and

      (c) that the documents delivered under Part 1 of this Schedule 1 are correct, complete and in full force and effect.

2. A copy of a resolution of the board of directors of the Company authorising the entry into, execution and performance of this Supplemental Agreement and authorising specified persons to execute the Supplemental Agreement and related documents on its behalf.

3. A copy of the memorandum and articles of association and a certificate of incorporation of Holdco.

Legal Opinion

4. A legal opinion of Allen & Overy, English legal advisers to the Agent, addressed to the Finance Parties.

5. A legal opinion of Maclay Murray & Spens, legal advisers to the Agent in Scotland, addressed to the Finance Parties.

Scheme

6. A copy of the circular sent to shareholders of the Company setting out details of the Scheme.

7.    A copy of the interlocutor of the Court sanctioning the Scheme under section 425 of the Companies Act 1985 (the "Act") and confirming that in accordance with section 137 of the Act, the reduction of capital proposed under the Scheme has been delivered to the Registrar of Companies for registration and that the order and relevant minute have been registered by him.

Miscellaneous

8. A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, this Supplemental Agreement or for the validity and enforceability of any Finance Document.

                                     PART 2

                  DOCUMENTS TO BE PROVIDED IN RESPECT OF HOLDCO
                              ON THE GUARANTEE DATE

Authorisations

1.    A copy of a resolution of the board of directors of Holdco:

      (a) approving the terms of, and the transactions contemplated by, the Guarantee and resolving that it executes the Guarantee;

      (b) authorising a specified person or persons to execute the Guarantee on its behalf; and

      (c) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Guarantee.

2.    A certificate of an authorised signatory of Holdco certifying:

      (a) that there has been no change to its memorandum and articles of association or certificate of incorporation since the date that these documents were delivered in accordance with Clause 2 (Conditions precedent) of the Supplemental Agreement, or if there has been any change giving details of the same;

      (b) that each copy document specified in Part 2 of this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of the Guarantee; and

      (c) the identity and specimen signatures of the directors and secretary of Holdco.

3. A certificate of a director of Holdco certifying that the execution of the Guarantee will not result in any breach of any restriction binding on Holdco.

Legal Opinions

4. A legal opinion of Allen & Overy, legal advisers to the Agent, addressed to the Finance Parties.

5. A legal opinion of Maclay Murray & Spens, legal advisers to the Agent in Scotland, addressed to the Finance Parties.

Miscellaneous

6.    The Guarantee duly executed by Holdco.

7.    A pro forma balance sheet of Holdco.

8. A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by, the Guarantee or for the validity and enforceability of the Guarantee.

                                   SCHEDULE 2

                        CALCULATION OF THE MANDATORY COST

(a) The Mandatory Cost for each Loan for each period in respect of which interest is payable is the rate determined by the Agent to be equal to the rate notified by the Agent and calculated in accordance with the following formulae:

      BY + S(Y-Z) + F x 0.01 % per annum = Mandatory Cost
      ----------------------
            100-(B + S)

      where on the day of application of the formula:

      B is the percentage of the Agent's eligible liabilities which the Bank of England requires the Agent to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

      Y is the rate at which Sterling deposits are offered by the Agent to leading banks in the London interbank market at or about 11.00 a.m. on that day for the relevant period;

      S is the percentage of the Agent's eligible liabilities which the Bank of England requires the Agent to place as a special deposit;

      Z is the interest rate per annum allowed by the Bank of England on special deposits; and

      F is the charge payable by the Agent to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations (but where for this purpose, the figure in paragraph 2.02b and 2.03b will be deemed to be zero) expressed in pounds per (pound)1 million of the fee base of the Agent.

(b)   For the purposes of this Schedule 2:

      (i) "eligible liabilities" and "special deposits" have the meanings given to them at the time of application of the formula by the Bank of England;

      (ii)  "fee base" has the meaning given to it in the Fees Regulations;

      (iii) "Fees Regulations" means:

            (A) prior to 31st March, 1999, the Banking Supervision (Fees) Regulations 1998; and

            (B) on and after 31st March, 1999, any regulations governing the payment of fees for banking supervision; and

      (iv)  "relevant period" in relation to each Term, means:

            (A)   if it is three months or less, that Term; or

            (B)   if it is more than three months, three months.

(c) In the application of the formula, B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B=0.5% and Y=15%, BY is calculated as 0.5 x 15.

(d)   (i)   The formula is applied on the first day of each relevant period comprised in the relevant Term.

      (ii) Each rate calculated in accordance with the formula is, if necessary, rounded upward to the nearest four decimal places.

(e) If the Agent determines (after consultation with the Banks) that a change in circumstances has rendered, or will render, the formula inappropriate, the Agent shall notify the Company of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Agent shall, in the absence of manifest error, be binding on all the parties to this Agreement.

                                   SCHEDULE 3

                                FORM OF GUARANTEE

                            DATED [                 ]

                                  RELATING TO A
                              (pound)2,600,000,000

                            REVOLVING CREDIT FACILITY

                                 as amended by a
                             SUPPLEMENTAL AGREEMENT

                             dated 12th March, 1999

                                       for

                               SCOTTISH POWER PLC

                                  GUARANTEED BY

                                    [HOLDCO]

                                  IN FAVOUR OF

                         THE ROYAL BANK OF SCOTLAND PLC
                                    as Agent

                      ------------------------------------

                                    GUARANTEE

                      ------------------------------------


                                 ALLEN & OVERY
                                     London

                                      INDEX

Clause                                                                  Page No.

1.     Interpretation ....................................................... 18
2.     Guarantee ............................................................ 18
3.     Default interest ..................................................... 21
4.     Payments ............................................................. 21
5.     Taxes ................................................................ 22
6.     Representations and warranties ....................................... 23
7.     Undertakings ......................................................... 24
8.     Currency indemnity ................................................... 26
9.     Evidence and calculations and expenses ............................... 26
10.    Waivers and remedies cumulative ...................................... 26
11.    Changes to the parties ............................................... 27
12.    Disclosure of information ............................................ 27
13.    Set-off .............................................................. 27
14.    Severability ......................................................... 28
15.    Counterparts ......................................................... 28
16.    Notices .............................................................. 28
17.    Jurisdiction ......................................................... 29
18.    Governing law ........................................................ 29

Signatories ................................................................. 30

THIS GUARANTEE is dated [                 ] between:

(1)   [HOLDCO] (Registered No. SC193794) ("Holdco"); and

(2) THE ROYAL BANK OF SCOTLAND PLC as agent acting on behalf of the Finance Parties (the "Agent").

BACKGROUND

On and subject to the terms of a credit agreement dated 24th June, 1996, as amended by a letter dated 29th January, 1998, between, amongst others, Scottish Power plc (the "Company") and the Agent (the "Credit Agreement") (as amended by a supplemental agreement dated 12th March, 1999 between the Company and the Agent (the "Supplemental Agreement")) the Banks (as defined therein) agreed to make the Facility available to the Company.

IT IS AGREED as follows:

1.    INTERPRETATION

(a) Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Guarantee, the same meaning in this Guarantee.

(b) The provisions of clause 1.2 of the Credit Agreement apply to this Guarantee as though they were set out in full in this Guarantee except that references to the Credit Agreement are to be construed as references to this Guarantee.

2.    GUARANTEE

2.1   Guarantee

      In consideration of the Finance Parties, at any time making or continuing advances under the Credit Agreement or for other sufficient consideration (receipt of which Holdco acknowledges), Holdco irrevocably and unconditionally:

      (a) as principal obligor guarantees to each Finance Party prompt performance by the Company of all its obligations under the Finance Documents;

      (b) undertakes with each Finance Party that, whenever the Company does not pay any amount when due under or in connection with any Finance Document, Holdco shall forthwith on demand by the Agent pay that amount as if it instead of the Company were expressed to be the principal obligor; and

      (c) indemnifies each Finance Party on demand against any loss or liability suffered by such Finance Party if any obligation of the Company guaranteed by Holdco is or becomes unenforceable, invalid or illegal.

2.2   Continuing guarantee

      This Guarantee is a continuing guarantee, will extend to the ultimate balance of all sums payable by the Company under the Finance Documents and shall not be discharged by any intermediate payment or discharge in whole or in part.

2.3   Reinstatement

(a) Where any discharge (whether in respect of the obligations of the Company or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of Holdco under this Guarantee shall continue as if the discharge or arrangement had not occurred.

(b) Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

2.4   Waiver of defences

      The obligations of Holdco under this Guarantee will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Guarantee or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or any Finance Party):

      (a) any time or waiver granted to, or composition with, the Company or other person;

      (b) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Company or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

      (c) any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Company or any other person;

      (d) any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Guarantee shall include each variation or replacement;

      (e) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that the obligations of Holdco under this Guarantee shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity;

      (f) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the obligations of Holdco under this Guarantee be construed as if there were no such circumstance; or

      (g) the release of the Company or any other person under the terms of any composition or arrangement with any creditor of any member of the Group.

2.5   Immediate recourse

      Holdco waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from it under this Guarantee.

2.6   Appropriations

      Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

      (a) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and Holdco shall not be entitled to the benefit of the same; and

      (b) hold in a suspense account bearing interest at a commercial rate any moneys received from Holdco or on account of the liability of Holdco under this Guarantee.

2.7   Non-competition

      Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, Holdco shall not, after a claim has been made or by virtue of any payment or performance by it under this Guarantee:

      (a) be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of Holdco's liability under this Guarantee;

      (b) claim, rank, prove or vote as a creditor of the Company or its estate in competition with any Finance Party (or any trustee or agent on its behalf) unless otherwise required by law; or

      (c) receive, claim or have the benefit of any payment, distribution or security from or on account of the Company, or exercise any right of set-off as against the Company.

      Holdco shall hold in trust for and forthwith pay or transfer to the Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 2.7 (Non-competition) or if required by law as contemplated by paragraph (b) above or as directed by the Agent.

2.8   Additional security

      This Guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

3.    DEFAULT INTEREST

(a) If Holdco fails to pay any amount payable by it under this Guarantee, it shall forthwith on demand by the Agent pay interest on the overdue amount from the due date up to the date of actual payment, as well as before judgment, at a rate (the "default rate") determined by the Agent to be one per cent. per annum above the higher of:

      (i) the rate payable on the overdue amount under clause 8.1 (Interest rate) of the Credit Agreement immediately before the due date (if of principal); and

      (ii) the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in Sterling for such successive Terms of such duration as the Agent may determine (each a "Designated Term").

(b) The default rate will be determined by the Agent on each Business Day or the first day of the relevant Designated Term, as appropriate.

(c) If the Agent determines that deposits in Sterling are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Agent from whatever sources it reasonably selects, after consultation with the Reference Banks.

(d) Default interest will be compounded monthly (where paragraph (a)(i) applies) and at the end of each Designated Term (in each other case).

(e) The Agent shall promptly notify Holdco of the determination of a rate of interest under this Guarantee.

4.    PAYMENTS

4.1   Place

      All payments by Holdco under this Guarantee shall be made to the Agent at its account at such office or bank as it may notify to Holdco for this purpose.

4.2   Funds

      Payments under this Guarantee to the Agent shall be made in Sterling for value on the due date.

4.3   Currency

      All amounts payable under this Guarantee are payable in Sterling.

4.4   Set-off and counterclaim

      All payments made by Holdco under this Guarantee shall be made without set-off or counterclaim.

4.5   Non-Business Days

(a) If a payment under this Guarantee is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b) During any extension of the due date for payment of any principal under this Guarantee interest is payable on that principal at the rate payable on the original due date.

4.6   Partial payments

      If the Agent receives a payment insufficient to discharge all the amounts then due and payable by Holdco under this Guarantee, the Agent shall apply that payment towards the obligations of Holdco under this Guarantee in such order as the Agent, in its absolute discretion, considers appropriate, and that application shall override any application made by Holdco.

5.    TAXES

5.1   Gross-up

      All payments by Holdco under this Guarantee shall be made free and clear of and without deduction for or on account of any taxes levied or imposed by or on behalf of the United Kingdom or any taxing authority thereof, except to the extent that Holdco is required by law to make payment subject to any taxes. If any tax or amounts in respect of tax must be deducted, or any other deductions must be made, from any amounts payable or paid by Holdco, or paid or payable by the Agent to a Bank under the Finance Documents, Holdco shall pay such additional amounts as may be necessary to ensure that the relevant Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to tax.

5.2   Tax receipts

      All taxes required by law to be deducted or withheld by Holdco from any amounts paid or payable under this Guarantee shall be paid by Holdco when due and Holdco shall, within 30 days of the payment being made, deliver to the Agent for the relevant Bank an original or certified copy of an official receipt or such other evidence, if any, as is then customary, evidencing that such deduction or withholding has been made and has been accounted for to the appropriate authorities.

5.3   Qualifying Bank

      If, otherwise than as a result of the introduction of, change in, or any change in the interpretation, administration or application of, any law or regulation or any practice or concession of the United Kingdom Inland Revenue occurring after the date of this Guarantee, a Bank is not or ceases to be a Qualifying Bank, Holdco will not be liable to pay to that Bank under Clause 5.1 (Gross-up) any amount in respect of taxes levied or imposed by the United Kingdom or any taxing authority of or in the United Kingdom in excess of the amount it would have been obliged to pay if that Bank had been, or had not ceased to be a Qualifying Bank.

5.4   Tax Credits

      If:

      (a) Holdco makes a payment under Clause 5.1 (Gross-up) (a "Tax Payment") in respect of a payment to any Bank under this Guarantee; and

      (b) that Bank determines that it has obtained a refund of tax or obtained and used a credit against, or relief or remission or repayment of tax on its overall net income (a "Tax Credit") which in that Bank's opinion is reasonably determined to be attributable to that Tax Payment, then, if in its absolute discretion it can do so without any adverse consequences for that Bank, that Bank shall reimburse Holdco such amount as it reasonably determines to be such proportion of that Tax Credit as will leave it (after that reimbursement) in no better or worse position than it would have been in if no Tax Payment had been required. A Bank shall have an absolute discretion as to whether to claim any Tax Credit (and, if it does claim, the extent, order and manner in which it does so) and whether any amount is due from it under this Clause 5.4 (Tax Credits) (and, if so, what amount and when). A Bank shall not be obliged to disclose any information regarding its tax affairs and computations.

6.    REPRESENTATIONS AND WARRANTIES

6.1   Representations and warranties

      Holdco makes the representations and warranties set out in this Clause 6 (Representations and warranties) to each Finance Party.

6.2   Status

(a) It is a limited liability company, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation; and

(b) it has the power to own its assets and carry on its business, as it is being conducted.

6.3   Powers and authority

      It has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of, this Guarantee and the transactions contemplated by this Guarantee.

6.4   Legal validity

      This Guarantee constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms.

6.5   Non-conflict

      The entry into and performance by it of, and the transactions contemplated by, this Guarantee does not and will not:

      (a)   conflict with any law or regulation or judicial or official order;
            or

      (b)   conflict with its constitutional documents; or

      (c) conflict with any document which is binding upon it or any of its assets.

6.6   Authorisations

      So far as Holdco is aware (after due enquiry), all authorisations required or desirable in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Guarantee have been obtained or effected (as appropriate) and are in full force and effect.

6.7   Litigation

      No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which might, if adversely determined, be likely to have a material adverse effect on its ability to perform its obligations under this Guarantee.

6.8   Ownership

      It holds 100 per cent. of the issued share capital of the Company.

6.9   Times for making representations and warranties

      The representations and warranties set out in this Clause 6
      (Representations and warranties):

      (a)   are made on the date of this Guarantee; and

      (b) are deemed to be repeated by Holdco on the date of each Request and each Drawdown Date with reference to the facts and circumstances then existing.

7.    UNDERTAKINGS

7.1   Duration

      The undertakings in this Clause 7 (Undertakings) shall remain in force from the date of this Guarantee for so long as any amount is or may be outstanding under the Credit Agreement or any Commitment is in force, or, if earlier, until the maximum amount payable by Holdco under this Guarantee has been paid.

7.2   Financial information

(a)   Holdco shall supply to the Agent in sufficient copies for all the Banks:

      (i) as soon as the same are available (and in any event within 180 days of the end of each of its financial years), its audited financial statements and the audited consolidated accounts of the Holdco Group for that financial year;

      (ii) as soon as the same are available (and in any event within 90 days of the end of the first half year of each of its financial years) the unaudited consolidated accounts of the Holdco Group for that half year; and

      (iii) as soon as the same are available (and in any event within 90 days from the end of the period for which they are produced) the quarterly unaudited consolidated accounts of the Holdco Group.

(b) Holdco shall ensure that the financial statements delivered by it under this Clause 7 (Undertakings) are prepared on a consistent basis and in accordance with accounting principles generally accepted in the relevant jurisdiction and consistently applied.

7.3   Information - Miscellaneous

      Holdco shall supply to the Agent:

      (a) all documents despatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

      (b) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which might, if adversely determined, have a material adverse effect on its ability to perform its obligations under this Guarantee; and

      (c) promptly, such further information in its possession or control regarding its financial condition and operations as the Agent may reasonably request.

7.4   Notification of Default

      Holdco shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it.

7.5   Authorisations

      Holdco shall promptly:

      (a)   obtain, maintain and comply with the terms of; and

      (b)   if requested, supply certified copies to the Agent of,

      any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, this Guarantee.

7.6   Pari passu ranking

      Holdco shall procure that its obligations under this Guarantee do and will rank at least pari passu with all its other present and future unsecured obligations, except for taxes, national insurance contributions, employee remuneration and benefits and any other obligations which are mandatorily preferred by law applying to companies generally.

7.7   Mergers and acquisitions

      Holdco shall not, without the prior written consent of the Agent enter into any amalgamation, demerger, merger or reconstruction.

7.8   Negative Pledge

      Holdco will not create or permit to subsist any Security Interest on any of its assets.

8.    CURRENCY INDEMNITY

(a) If a Finance Party receives an amount in respect of Holdco's liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the "contractual currency") in which the amount is expressed to be payable under the relevant Finance Document:

      (i) Holdco shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

      (ii) if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business, is less than the amount owed in the contractual currency, Holdco shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

      (iii) Holdco shall pay to the Finance Party concerned on demand any exchange costs and taxes payable in connection with any such conversion.

(b) Holdco waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

9.    EVIDENCE AND CALCULATIONS AND EXPENSES

9.1   Accounts

      Accounts maintained by the Agent in connection with this Guarantee are prima facie evidence of the matters to which they relate.

9.2   Certificates and determinations

      Any certification or determination by the Agent of a rate or amount under this Guarantee is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

9.3   Calculations

      Interest accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

9.4   Enforcement Costs

      Subject to Clause 2.1(b) (Guarantee), Holdco shall forthwith on demand pay (or procure payment) to the Agent the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under this Guarantee.

10.   WAIVERS AND REMEDIES CUMULATIVE

      The rights of each Finance Party under this Guarantee:

      (a)   may be exercised as often as necessary;

      (b) are cumulative and not exclusive of its rights under the general law; and

      (c)   may be waived only in writing and specifically.

      Delay in exercising or non-exercise of any such right is not a waiver of that right.

11.   CHANGES TO THE PARTIES

11.1  Transfers by Holdco

      Holdco may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Guarantee.

11.2  Transfers by the Banks

      A Bank may assign or transfer all or any part of its rights and/or obligations under this Guarantee to another bank or financial institution to which it has transferred any part of its rights and obligations under the Credit Agreement.

12.   DISCLOSURE OF INFORMATION

      A Bank may disclose to its professional advisers, any of its Affiliates or, subject (other than if a Default is outstanding) to the Company's prior written consent (which shall not be unreasonably withheld or delayed), any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Guarantee:

      (a)   a copy of this Guarantee; and

      (b) any information which that Bank has acquired under or in connection with this Guarantee or any Finance Document,

      provided that any such person to whom the disclosure is made has agreed in writing to keep that information confidential.

13.   SET-OFF

      A Finance Party may set off any matured obligation owed by Holdco under this Guarantee (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to Holdco, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

14.   SEVERABILITY

      If a provision of this Guarantee is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

      (a) the validity or enforceability in that jurisdiction of any other provision of this Guarantee; or

      (b) the validity or enforceability in other jurisdictions of that or any other provision of this Guarantee.

15.   COUNTERPARTS

      This Guarantee may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee.

16.   NOTICES

16.1  Giving of notices

      All notices or other communications under or in connection with this Guarantee shall be given in writing or by facsimile. Any such notice will be deemed to be given as follows:

      (a)   if in writing, when delivered; and

      (b)   if by facsimile, when received.

      However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

16.2  Addresses for notices

(a) Holdco's address and facsimile number for notices as at the date of this Guarantee is:

      1 Atlantic Quay
      Glasgow G2 8SP

      Facsimile no:     0141 566 4742

      or such other as Holdco may notify to the Agent by not less than 5 Business Days' notice.

(b) The Agent's address and facsimile number for notices as at the date of this Guarantee is:

      The Royal Bank of Scotland plc
      Loans Administration
      Corporate Banking Office
      5-10 Great Tower Street
      London EC3P 3HX

      Facsimile no:     0171 220 7370
      or such other as the Agent may notify to Holdco by not less than 5 Business Days' notice.

17.   JURISDICTION

(a) Holdco irrevocably agrees, for the benefit of the Agent and the Banks, that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Guarantee and, for such purposes, irrevocably submits to the jurisdiction of such courts.

(b) Holdco irrevocably waives any objection which it might now or hereafter have to the courts referred to in paragraph (a) above being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Guarantee and agrees not to claim that any such court is not a convenient or appropriate forum.

(c)   The submission to the jurisdiction of the courts referred to in paragraph
      (a) above shall not (and shall not be construed so as to) limit the right of the Agent or the Banks to take proceedings in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

18.   GOVERNING LAW

      This Guarantee is governed by English law.

This Guarantee has been entered into as a deed on the date stated at the beginning of this Guarantee.

                          SIGNATORIES TO THE GUARANTEE

Holdco

The common seal of                  )
[                           ]       )
was affixed to this deed in         )
the presence of:


------------------------------------
director


------------------------------------
director / secretary


Agent

THE ROYAL BANK OF SCOTLAND PLC

By:

                    SIGNATORIES TO THE SUPPLEMENTAL AGREEMENT

Company

SCOTTISH POWER PLC

By:   A.J.M. COATS


Agent

THE ROYAL BANK OF SCOTLAND PLC

By:   J.H.M. HARE